Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON SECURES ATTRACTIVE NEW FINANCING ARRANGEMENTS

•                  Enters into agreement for $75 million 30-year Senior Unsecured Notes at Fixed Rate of 3.92%

•                  Amends and upsizes existing unsecured revolving credit facility for new five-year term and amends existing long-term private debt note agreements

HONOLULU, Hawaii (July 30, 2015) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today announced that it has entered into a private placement agreement pursuant to which Matson expects to issue $75 million of 30-year senior unsecured notes (the “Notes”).  The Notes will have a weighted average life of approximately 13 years and will bear interest at a rate of 3.92 percent, payable semi-annually.

The Notes are expected to be issued in September 2015, subject to satisfying customary closing conditions, and the proceeds are expected to be used for general corporate purposes, which may include paying down the Company’s revolving credit facility.  The Notes have financial and other covenants that are substantially the same as the covenants in the Company’s existing outstanding senior unsecured notes. The Notes will begin to amortize in 2017, with annual principal payments of approximately $1.8 million through 2019.  During the years 2020 to 2026, the annual principal payments will range between approximately $1.3 million and approximately $8.0 million. Starting in 2027, and in each year thereafter, annual principal payments will be approximately $1.5 million.

“We are pleased to lock in this attractive long-term fixed rate debt,” said Joel Wine, Matson’s Senior Vice President and Chief Financial Officer. “This financing strengthens Matson’s balance sheet and, combined with the significant cash flow generated by our core businesses, provides ample liquidity to execute our new vessel construction program, pay down debt, and return capital to shareholders.”

Matson also announced today that it has entered into amendments to its existing unsecured revolving credit facility and long-term private debt note agreements.

The Company’s existing $375 million unsecured revolving credit facility with a syndicate of banks was increased to $400 million and extended for a new five-year term, maturing July 2020.  In addition, the new facility includes a number of amended terms, including modifications to certain definitions and covenants and an improvement in the consolidated leverage ratio used for pricing purposes to incorporate a net debt (rather than total debt) standard.  Bank of America, N.A remains as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and First Hawaiian Bank continue to serve as joint lead arrangers for the amended and extended revolving credit facility.

Matson also entered into a number of amendments to its existing note purchase agreements, including modifications to certain definitions and covenants.  Outstanding borrowings under these agreements are currently $200.4 million and $100 million, respectively.  Interest rates and other substantive terms remain unchanged.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 25 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to our ability to satisfy the closing conditions to which the issuance of the Notes are subject. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.